Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-131023, 333-121877 and 333-120097) pertaining to the 2000 Stock Plan, 2004 Equity Incentive Plan, 2004 Employee Stock Purchase Plan and Written Compensation Agreements of CoTherix, Inc. of our report dated March 9, 2006, with respect to the financial statements and schedule of CoTherix, Inc., CoTherix, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of CoTherix, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/    ERNST & YOUNG LLP

Palo Alto, California

March 9, 2006